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                                                                    Exhibit 99.4


                   [Wallace-Reader's Digest Funds Letterhead]





                                 March 12, 2002


Mr. Richard Grubman
Managing Director
Highfields Capital Management LP
200 Clarendon Street
Boston, Massachusetts 02116

Dear Mr. Grubman:

Thank you for your letter of February 27th.

The Funds Board of Directors has reviewed your correspondence and concluded that your proposal does not serve our objectives.

                                Sincerely,

                                /s/ George V. Grune

                                George V. Grune
                                Chairman of the Board of Directors